                                                                COMPUTATION OF RATIO OF                       EXHIBIT 12
                                                               EARNINGS TO FIXED CHARGES
                                                                      UNAUDITED

                                                                          Fiscal Year Ended September 30
                                                       Twelve   -------------------------------------------------
                                                    Months Ended
                                                      12/31/95     1995      1994      1993      1992      1991
                                                   --------------------------------------------------------------
EARNINGS:

Income Before Interest Charges (2)                   $131,216    $128,061  $127,885  $125,742  $118,222  $110,240
Allowance for Borrowed Funds Used in Construction         164         195       209       174     1,088     2,278
Federal Income Tax                                     30,869      30,522    36,630    21,148    17,680    (3,929)
State Income Tax                                        4,121       4,905     6,309     2,979     3,426       341
Deferred Inc. Taxes - Net (3)                           9,222       8,452     4,853    16,919    14,125    26,873
Investment Tax Credit - Net                              (668)       (672)     (682)     (693)     (706)     (738)
Rentals (1)                                             5,431       5,422     5,730     5,621     5,857     4,915
                                                     -------------------------------------------------------------
                                                     $180,355    $176,885  $180,934  $171,890  $159,692  $139,980
                                                     =============================================================
FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                            $40,810     $40,896   $36,699   $38,507   $39,949   $41,916
Interest on Commercial Paper and
   Short-Term Notes Payable                             7,585       6,745     5,599     7,465    12,093    11,933
Other Interest (2)                                      5,270       4,721     3,361     4,727     6,958     9,679
Rentals (1)                                             5,431       5,422     5,730     5,621     5,857     4,915
                                                      ------------------------------------------------------------
                                                      $59,096     $57,784   $51,389   $56,320   $64,857   $68,443
                                                      ============================================================

RATIO OF EARNINGS TO FIXED CHARGES                       3.05        3.06      3.52      3.05      2.46      2.05


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve month period ended December 31, 1995, and the fiscal years 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,674, $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.